Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into effective as of June 21, 2010 (“Effective Date”) by and between Autobytel Inc., a Delaware corporation (“Company”) and Mark A. Garms (“Consultant”).

Background

Consultant was formerly employed by the Company as its Executive Vice President and Chief Operating Officer. As a result of the restructuring of Consultant’s employment duties and responsibilities and elimination of Consultant’s Chief Operating Officer position, Consultant elected to terminate Consultant’s employment with the Company for good reason as of May 14, 2010 (“Employment Termination Date”) in accordance with the terms of that certain Amended and Restated Severance Agreement dated as of September 29, 2008, between the Company and Consultant (“Severance Agreement”). At the time of Consultant’s termination of Consultant’s employment by the Company, the Company and Consultant anticipated that Consultant would provide various transition services in connection with projects pending at the time of termination pursuant to a new consulting agreement, which the parties would negotiate and finalize, and that the time devoted to such transition services under the new consulting agreement would be significantly less than the amount of time worked by Consultant during his employment with the Company. Subsequent to these preliminary discussions, the parties determined that the amount of time devoted to such transition services per month would be no more than 20% of the average amount of time per month worked by Consultant during the last 36 months of his employment with the Company and this understanding of the parties was reflected in prior versions of this Agreement that the parties intended to execute. However, prior to execution of this Agreement, the Company determined that it also desires to engage Consultant to provide consulting services to the Company for new projects that have arisen or may arise after the Employment Termination Date, and the parties now desire to enter into this Agreement to set forth their agreement concerning a consulting arrangement between the Company and Consultant beyond mere transition services.

In consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto agree as follows.

ARTICLE I
CONSULTING SERVICES

1.1           Consulting Services. The Company hereby engages Consultant to perform the Consulting Services (“Consulting Services”) set forth on the Consulting Services Schedule attached hereto as Exhibit A (“Consulting Services Schedule”), and Consultant hereby accepts the engagement, upon the terms and conditions hereinafter set forth. The parties acknowledge that in deciding to engage Consultant, the Company has relied solely on the experience, expertise and reputation of Consultant. All Consulting Services are to be provided solely by the Consultant and no other employees of or contractors for Consultant.

1.2           Term. This Agreement shall commence effective as of the Effective Date and shall continue until the first anniversary of the Effective Date. Either party  may terminate this Agreement for any reason, with or without cause, upon thirty (30) days prior written notice to the other party; provided, however, that in the event a party intends to terminate this Agreement by reason of the breach of this Agreement by the other party, the non-breaching party shall provide the breaching party with written notice detailing the breach by the other party and the other party shall have thirty (30) days following receipt of such written notice to cure the breach.  The provisions of Sections 1.5 and Articles III and IV shall survive any termination of this Agreement.

1.3           Standards of Care and Conduct. In the performance of the Consulting Services under this Agreement, Consultant shall adhere to those fiduciary standards, ethical practices, and standards of care and competence which are customary for professionals rendering consulting and advisory services of the type provided for in this Agreement. In performing the Consulting Services, Consultant shall comply with (i) all applicable laws, rules, regulations and order; (ii) reasonable instructions and directions from the Company; and (iii) the Company’s Code of Conduct and other similar policies. Consultant shall avoid engaging in any consulting, employment or other business arrangements with third parties that may constitute or give rise to a conflict of interest with respect to the Company’s engagement of Consultant or in the provision of the Consulting Services. Consultant represents and warrants to the Company that Consultant currently does not have any such arrangements that constitute or may give rise to a conflict of interest, and Consultant shall disclose to Company any proposed arrangements that constitute or may give rise to a conflict of interest prior to entering into any such arrangement. The Company may at its discretion require Consultant to terminate any arrangement that the Company believes does or may constitute a conflict of interest for Consultant in connection with Consultant’s engagement by the Company or in the performance of the Consulting Services.

1.4           Independent Contractor.

(a)           Consultant will perform all Consulting Services as an independent contractor and not as an employee of the Company. Consultant acknowledges and agrees that Consultant is a self-employed independent contractor and that nothing in this Agreement shall be considered to create an employer-employee relationship between the Company and Consultant. Consultant is not eligible to receive and will not receive or participate in any compensation or employee benefit plans or arrangements of any type in which employees of the Company may participate, including but not limited to, any (i) retirement, pension, savings, profit-sharing or other similar plans or arrangements; (ii) any stock option, stock purchase or other equity participation plans or arrangements; (iii) any long-term or short-term bonus or other compensation plans or arrangements; (iv) sick pay, paid non-working holidays, or paid vacations or leave days; (v) overtime; (vi) any life, accident, disability, health or dental insurance or reimbursement plans or arrangements; and (vii) workers’ compensation. If Consultant is found, by a court of competent jurisdiction to be an “employee” of the Company, notwithstanding the foregoing, Consultant voluntarily waives any and all rights, if any, to all such compensation or benefits.

(b)           As an independent contractor, Consultant is solely responsible for the payment of any and all self-employment taxes and/or assessments imposed on account of the payment of compensation to, or the performance of the Consulting Services by, Consultant pursuant to this Agreement, including, without limitation, any state, federal or foreign unemployment insurance tax, income tax, Social Security (FICA) payments, and disability insurance taxes. The Company shall not, by reason of Consultant's status as an independent contractor and the representations contained herein, make any withholdings or payments of said taxes or assessments with respect to compensation paid Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold any such taxes or assessments from the compensation due Consultant, and any such withholding shall be for Consultant's account and shall not be reimbursed by the Company to Consultant. Consultant expressly agrees to treat any compensation earned under this Agreement as self-employment income for federal and state tax purposes, and to make all payments of federal and state income taxes, unemployment insurance taxes, and disability insurance taxes as, when, and to the extent the same may become due and payable with respect to such self-employment compensation earned under this Agreement.

(c)           Consultant is not an agent of the Company. Unless otherwise directed by the Company in writing, Consultant is not authorized to (i) waive any right or to incur, assume, or create any debt, obligation, contract, or release of any kind whatsoever in the name or on behalf of the Company or any affiliated entity nor (ii) to hold Consultant out as an employee or agent of the Company or any affiliated entity or to make any statement or representation that Consultant has any such authority.

(d)           Consultant shall maintain adequate general liability, errors and omissions, and other insurance covering Consultant as required by applicable law, rule or regulation (e.g., workers’ compensation).

(e)           Consultant represents and warrants to the Company that Consultant is authorized to provide the Consulting Services under applicable laws, rules and regulations.

(f)           Consultant shall comply with all applicable laws, rules and regulations in the performance of the Consulting Services, and on request, Consultant shall furnish the Company with appropriate assurances or certificates on noncompliance.

(e)           Consultant shall retain the right to determine the method, details, and means of performing the Consulting Services.

1.5           Indemnification.

(a)           Consultant shall indemnify, defend, and hold the Company and its affiliated entities and their respective employees, officers, owners, agents and consultants harmless from any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise), incurred by or made against the Company or any of the foregoing indemnified persons or entities in connection with or related to any breach of this Agreement by Consultant. Company shall have the right to select its own counsel and direct its own defense with respect to any of the foregoing, and Consultant shall cooperate with Company in any such defense.

(b)           The Company shall indemnify, defend, and hold Consultant harmless from any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise), incurred by or made against Consultant in connection with or related to any breach of this Agreement by the Company. Consultant shall have the right to select its own counsel and direct its own defense with respect to any of the foregoing, and the Company shall cooperate with Consultant in any such defense.

ARTICLE II
CONSULTING FEES AND EXPENSES

2.1           Consulting Fees. In consideration for the performance of the Consulting Services, Consultant shall receive the fees set forth on the Consulting Services Schedule (“Consulting Fees”).

2.2           Expenses. Except as may otherwise be set forth on the Consulting Services Schedule, (i) the Consulting Fees payable to Consultant include any and all costs, fees and expenses which may be incurred by Consultant in its performance of the Consulting Services; and (ii) Consultant shall not be reimbursed for any costs or expenses unless authorized by the Company in writing in advance of Consultant incurring the costs, fees or expenses. As to expenses for which the Company will reimburse Consultant as may be set forth on the Consulting Services Schedule, the Company shall pay or reimburse Employee for all reasonable and authorized business expenses incurred by Employee while engaged under this Agreement so long as said expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by consultants performing similar consulting services in the same or similar market. As a condition to reimbursement under this Section 2.2, Consultant shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure.  Consultant must submit proper documentation for each such expense within thirty (30) days after the date that Consultant incurs such expense, and the Company will reimburse Employee for all eligible expenses within thirty (30) days thereafter.  Consultant acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

2.3           Payments. Payment of Consulting Fees and approved costs and expenses shall be made on a monthly basis in accordance with the Company’s customary accounts payable practice.

2.4           Reporting. Concurrently with the execution and delivery of this Agreement, the Consultant has provided Company with a completed IRS Form W-9 for Consultant. The Company will provide Consultant with an IRS Form 1099 each year reflecting the payments made to Consultant under this Agreement.

ARTICLE III
CONFIDENTIALITY AND PROPRIETARY RIGHTS

3.1           Confidential Information.

(a)           Consultant acknowledges and agrees that the Company has developed and uses and will develop and use Confidential Information and that Consultant will have access to and will participate in the creation or development of Confidential Information in the performance of the Consulting Services. All Confidential Information shall be and remain the sole property of the Company notwithstanding that Consultant may participate in the creation or development of the Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all Company business methods, techniques, plans, and know-how; budgets, financing and accounting techniques and projections; advertising, proposals, applications, marketing materials and concepts; customer files and other non-public information regarding customers; methods for developing and maintaining business relationships with customers, suppliers, vendors, and partners; customer and prospect lists; procedure manuals; employees and personnel information.

(b)           Consultant shall maintain the confidentiality of the Confidential Information and shall not (i) disclose to any other person or entity Confidential Information in any manner or for any purpose; or (ii) use Confidential Information in any manner or for any purpose which is directly or indirectly in competition with or injurious or adverse to the Company.

(c)           Upon termination of this Agreement for any reason, Consultant will promptly surrender to the Company all copies of Confidential Information in Consultant's possession or under Consultant's control, whether any such Confidential Information was prepared by Consultant or by others.

(d)           The obligations of Consultant under this Section 3.1 shall continue during the term of this Agreement and for a period of five years after termination of this Agreement; provided that in the case of Confidential Information constituting trades secrets, the obligations shall continue for as long as such Confidential Information remains trade secrets.

3.2           Ownership of Intellectual Property.

(a)           All Intellectual Property, whether or not patentable or copyrightable, made, conceived, written, developed, or first reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant's engagement by the Company and which result from the performance of the Consulting Services shall be the sole and exclusive property of the Company. All copyrights and copyrightable material shall be deemed works for hire and the Company shall have all right, title, and interest in such material, including all moral rights, and shall be the author thereof for all purposes under applicable copyright laws. For purposes of this Agreement, the term “Intellectual Property” shall mean all inventions, improvements, discoveries, ideas, designs, software, trademarks, tradenames, copyrights and copyrightable subject matter, patents, know-how, mask works, programs, documents, data, trade secrets, Confidential Information and any other deliverables or work products arising from or related to the Consulting Services developed or authored by Consultant under this Agreement

(b)           To the extent Consultant may retain any interest in any such Intellectual Property by operation of law or otherwise, Consultant hereby irrevocably assigns and transfers to the Company all of Consultant's entire right, title, and interest in and to all such Intellectual Property.

(c)           Upon completion or other termination of this Agreement, Consultant shall deliver to Company all copies of Intellectual Property related or pertaining to this Agreement.  Consultant shall have no right to retain, disclose or use Intellectual Property for any purpose whatsoever.

(c)           Consultant hereby appoints the Company, for the period of Consultant's engagement by the Company, and for five years thereafter, as Consultant's attorney-in-fact for the purpose of executing, in Consultant's name and on Consultant's behalf, such instruments or other documents as may be necessary to transfer, confirm and perfect in the Company the rights Consultant has granted to the Company pursuant to this Section 3.2.

(d)           Consultant will assist the Company to obtain for its own benefit patents, copyrights and/or trademarks thereon in any and all jurisdictions as may be designated by the Company, and Consultant will execute when requested, patent, trademark and/or copyright applications and assignments thereof to the Company or persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Consultant will further assist the Company in every way to enforce any patents, copyrights, trade secrets, and other intellectual property rights of the Company, including, without limitation, testifying in any suit or proceeding involving any of the Intellectual Property or executing any documents deemed necessary by the Company, all without further consideration, but at the expense of the Company.

(e)           The obligations and undertakings stated in this Section 3.2 shall continue beyond the termination of Consultant's engagement by the Company, but if Consultant is called upon to render such assistance after the termination of Consultant's engagement, then Consultant shall be entitled to a reasonable per diem fee in addition to reimbursement of any out-of-pocket expenses incurred at the request of the Company.

3.3           Prohibition on Interference with Relationships. During the term of this Agreement and for a period of three years thereafter, Consultant shall not, directly or indirectly, without the Company's prior written consent, solicit any person or entity having contractual or other business relationships with the Company, including without limitation any customer or client, lessee, supplier, business partner, or independent contractor, for the purpose of having such person or entity terminate or modify such person's or entity's contractual and/or business relationship with the Company, nor shall Consultant interfere with any of such contractual or business relationships.

3.4           Prohibition on Solicitation of Company Employees. During the term of this Agreement and for a three-year period following termination or expiration of this Agreement, Consultant will not directly or indirectly without the Company's prior written consent solicit or recruit any of the Company's employees to leave the employ of the Company.

3.5           Covenants Reasonable. The parties hereto agree that the nature and duration of the covenants set forth in this Article III are reasonable under the circumstances. In the event any court or arbitrator determines that the nature of any covenant or the duration of any covenant, or both, are unreasonable and to that extent is unenforceable, the parties agree that such covenant shall remain in full force and effect to the greatest extent and duration as would not render the covenant unenforceable.

3.6           Cooperation and Assistance. Consultant agrees to reasonably assist and cooperate (including, but not limited to, providing information to the Company and/or testifying in a proceeding) in the investigation and handling of any internal investigation, legislative matter, or actual or threatened court action, arbitration, administrative proceeding, or other claim involving any matter that arose during Consultant’s period of employment by the Company or during the Term of this Agreement.  Consultant’s agreement to assist and cooperate shall not affect in any way the content of information or testimony provided by Consultant.

3.7           Right to Injunctive and Equitable Relief. Consultant's obligations under this Article III are of a special and unique character which gives them a special value to the Company. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Consultant breaches such obligations. Therefore, Consultant expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of such breach in addition to any other rights or remedies which the Company may possess at law or in equity. The obligations of Consultant and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law, including without limitation applicable copyright and patent laws and laws relating to misappropriation or theft of trade secrets or confidential information.

ARTICLE IV
GENERAL PROVISIONS

4.1           Notices.  Any notice required or permitted under this Agreement will be considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier's receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission. The record addresses, facsimile numbers of record, and electronic mail addresses of record for the parties are set forth below, for the Company, or on the Consulting Services Schedule, for Consultant and may be changed from time to time by notice from the changing party to the other party pursuant to the provisions of this Section 4.1.

If to the Company:
Autobytel Inc.
18872 MacArthur Blvd. Suite 200
Irvine, California 92612-1400
Attention: Legal Department
Facsimile No.:  949.862.1323

If to Consultant: As set forth on the Consulting Services Schedule

For purposes of this Section 4.1, "Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

4.2           Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement. Notwithstanding the foregoing, the parties acknowledge that Consultant is a former employee of the Company and that Consultant may be entitled to certain post-termination continuation of benefits by reason of the Severance Agreement and not by reason of this Agreement or the performance of the Consulting Services. In addition, this Agreement is not intended by the parties to supersede, and does not supersede, any prior or contemporaneous agreements or understandings entered into by the parties in connection Consultant’s employment with the Company or the termination of such employment.

4.3           Modifications, Amendments, Waivers and Extensions. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. No waiver of any default or breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding default or breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

4.4           Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

4.5           Partial Invalidity. Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions hereof.

4.6           Dispute Resolution, Forum.

(a)           The parties consent to and agree that any dispute or claim arising hereunder shall be submitted to binding arbitration in Orange County, California, and conducted in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) rules of practice then in effect or such other procedures as the parties may agree in writing, and the parties expressly waive any right they may otherwise have to cause any such action or proceeding to be brought or tried elsewhere. The parties hereunder further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statute(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by  both parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter.

(b)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           The parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of this Agreement, including but not limited to Article III, and accordingly, a non-breaching party may be entitled to specific performance and injunctive relief as remedies for such violation. Accordingly, notwithstanding the other provisions of this Section 4.6, the parties agree that a non-breaching party may seek relief in a court of competent jurisdiction for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(d)           In any action, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement, or seeks a declaration of any rights or obligations under this Agreement, the prevailing party will be entitled to reasonable attorneys fees, and subject to Section 4.6(a), reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(e)           No remedy conferred on either party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of one or more remedies by a party will not constitute a waiver of the right to pursue other available remedies.

4.7           Interpretation. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. No provision of this Agreement shall be construed in favor of or against any party by reason of the extent to which the party or the party’s counsel participated in the drafting hereof.

4.8           Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party. Any assignment or delegation of rights, duties, or obligations hereunder made without the prior written consent of the other party shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 4.8, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity controlling, controlled by, or under common control with the Company or any person or entity which acquires substantially all of the business or assets of the Company.

4.9           Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

4.10           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Signatures on this Agreement may be communicated by facsimile or PDF transmission and shall be binding upon the parties transmitting the same.

[Remainder of Page Intentionally Left Blank; Signature Page and Exhibit A Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

                       Company

                       Autobytel Inc.,
                       a Delaware corporation

                       By: /s/ Glenn E. Fuller
                     Glenn E. Fuller
                     EVP, Chief Legal and Administrative
                     Officer and Secretary

                                         “Consultant”

                       Mark Garms

                          /s/ Mark Garms
                    Mark Garms

Exhibit A
Consulting Services Schedule

Consultant Name:                                    Mark Garms
Consultant Social Security Number:
Consultant Contact Information
for Notice Purposes:

Consulting Services:

Transition Services
Focus on Dealer Products
Implementing Buying Service
Differentiating New/Used Car Lead Programs
Measuring/Improving New/Used Car Lead Quality
Other Duties as assigned by the Company and accepted by Consultant

The Company and Consultant shall agree in advance upon the number of hours to be spent by Consultant in the performance of the Consulting Services, which agreement may be in the form of a “not to exceed” number of hours during weekly or monthly periods or hours specified for individual projects. In no event shall Consultant be required or permitted to perform services under this Agreement at a level during any monthly period that is greater than forty-nine percent (49%) of the average level of service that Consultant performed for the Company during the 36-month period immediately preceding the Termination Date. The parties acknowledge that during the 36-month period immediately preceding the Termination Date, Consultant worked an average of approximately 55 hours per week for the Company.

Consulting Fees:

Consultant shall be paid an hourly fee for Consulting Services equal to Two Hundred Dollars ($200.00)

Additional Consulting Consideration:

As additional consideration for the commitments and obligations made by you in this Agreement, the Company agrees that the current 90-day post-employment termination exercise windows for the following outstanding options to purchase common stock of the Company that were awarded to you during your employment by the Company shall be extended, and such 90-day post-employment termination exercise window shall not begin to run until the earlier of (i) the expiration date of this Agreement or (ii) the termination date of this Agreement (whether terminated by Company or Consultant, with or without cause); provided, however, that in no event will the post-termination exercise windows extend beyond the original expiration dates of the options as set forth in the stock option award agreements for such options. The applicable provisions of the stock option award agreements for the following options are hereby amended to provide for the foregoing post-termination exercise window extension.

Grant Date	Number of Options	Option Exercise Price ($)	Original Option Expiration Date
9/29/2008	150,000	1.06	9/29/2018
8/14/2006	100,000	2.99	8/14/2016
8/11/2005	75,000	4.47	8/11/2015
9/21/2004	35,000	8.80	9/21/2014
6/24/2004	25,000	8.90	6/24/2014
3/02/2004	10,000	14.17	3/02/2014
8/27/2003	75,000	7.60	8/27/2013
2/24/2003	7,500	3.01	2/24/2013
9/18/2002	7,500	1.96	9/18/2012
3/01/2002	1,500	3.00	3/01/2012

Reimbursement for Travel Expenses

Company shall reimburse Consultant for any reasonable, customary and necessary business travel expenses incurred by Consultant for travel required by the Company.

Miscellaneous Expense Reimbursement

Company shall reimburse Consultant for any non-incidental  reasonable, customary, and necessary out of pocket expenses incurred by Consultant specifically in connection with the performance of the Consulting Services (e.g., general office supplies and equipment, monthly telephone or internet service provider fees, etc. would not be reimbursable, but specifically identified long-distance telephone charges made on behalf of the Company in the performance of the Consulting Services would be reimbursable); provided that any such reimbursable expenses in excess of $800 per month shall require written approval in advance by the Company.

Company Equipment

During the Term, the Company, in its discretion, may make available to Consultant a Company-standard laptop computer and cellular phone for use in providing the Consulting Services. All such Company equipment shall be returned to the Company at the end of the Term or at any time upon request by the Company.  Consultant agrees that Consultant will comply with all Company policies and procedures, including those set forth below, regarding the use of Company equipment and systems as if Consultant were employed by the Company:

Information Security and Consumer Privacy

    The Company has implemented IT Policies and Procedures to ensure reasonable controls are in place to assure confidentiality of and to safeguard sensitive and proprietary information.  It is the responsibility of every employee to understand and follow these IT Policies and Procedures.  Any Policy violations, whether or not resulting in the compromise of sensitive information or the degradation of computing systems, may subject the employee to disciplinary action up to and including termination of employment, and may also subject the employee to criminal prosecution.

Company Tools

The Company entrusts employees with the use of computers, electronic mail, telephones, mail, written documentation, and similar property.  These items are provided to the employees to assist with the efficient operations of the Company.  Therefore, all records, files, software, data, and electronic communications contained in these systems also are the property of the Company.

       Communications Systems

The Company’s communication systems, including computers, handheld devices, networks, telephones, voice mail, instant messaging, and all data, files, and applications, are the property of the Company.  All materials and information created, transmitted or stored on or through these systems are the property of the Company, they are not private, and may be accessed by authorized personnel at any time. Users should not have any expectation of privacy with respect to such materials and information.  Company communication systems hardware, and any data collected, downloaded and/or created on Company communication systems as described above is the exclusive property of the Company and may not be copied or transmitted to any outside party without prior written management approval or used for any purpose not directly related to the business of the Company.

Upon termination of employment, no employee shall remove any software or data from Company-owned computers unless the employee’s supervisor and Human Resources have given authorization.  Any unauthorized access or use of the Company computer or other communication systems is strictly prohibited.

The Company reserves the right to assign and/or change “passwords” and personal codes for voice mail, e-mail, and computer.  The use of passwords to limit access to these systems is only intended to prevent unauthorized access to these systems and records.  Additionally, these systems are subject to inspection, search and/or monitoring by Company personnel for any number of business reasons.  Accordingly, these systems and equipment should not be used to transmit confidential personal messages.

System Integrity

Because files or programs introduced from external sources may expose the Company to malicious software such as viruses, employees are not permitted to connect personal computing devices to the Company network, download from the Internet files or software programs including freeware or shareware, or use personal disks or copies of software or data in any form on any Company computer without written authorization from the IT Operations Supervisor or in accordance with IT Policies and Procedures.

Any employee who introduces a virus into the Company’s system via use of unauthorized software or data shall be deemed guilty of gross negligence and/or willful misconduct and will be held responsible for the consequences (in accordance with applicable law), as well as be subject to disciplinary action, up to and including termination of employment.

Employees are prohibited from using Company communication systems in any way that may be disruptive, embarrassing or offensive to others, including, but not limited to, the transmission of sexually explicit messages or cartoons, ethnic or racial slurs, or anything that may be construed as harassment or disparagement of others.  The Company’s Policy Against Sexual Harassment and Other Workplace Harassment applies to e-mail usage and other communications systems usage.

To ensure that electronic and telephone communication systems and business equipment are being used properly and in compliance with this policy and for other business purposes, the Company, without notice, may periodically access, display, copy or listen to any information, files, data, message(s), or communication(s) sent, received, created, or stored through or in its system(s), at any time, in accordance with applicable law.

E-mail Etiquette

               Employees should use e-mail to deliver messages in the same professional and courteous business manner they would other messages and correspondence.

Internet Usage

Internet Usage includes, without limitation, accessing the World Wide Web, Instant Messaging, Internet email and chat rooms.

It is the nature of our business to allow Internet usage in daily activities.  However, access to the Internet is provided for business purposes.  Employees are not to access the Internet for personal reasons during Company time.  Employees found to be abusing this tool may be disciplined, up to and including termination of employment.

The Company may monitor Internet use, including reviewing the list of sites accessed by any individual terminal.  Your Internet use is not private.  No employee should have any expectation of privacy regarding Internet usage.  The Company reserves the right to inspect an employee’s computer anytime or to use monitoring software in order to monitor Internet and computer use.

All employees are prohibited from accessing or attempting to access any sites that contain sexual, vulgar, derogatory, harassing or offensive material.  Unauthorized use of the Internet, including connecting, posting, or downloading sexually-oriented information, engaging in computer-hacking and related activities, and attempting to disable or compromise the security of information contained in the Company’s communications systems, is strictly prohibited.

Using the Internet to commit or participate in acts that could be considered sexual harassment, racial harassment, religious harassment or any other form of prohibited or illegal harassment is strictly prohibited.  The Company’s Policy Against Sexual Harassment and Other Workplace Harassment applies to Internet use.

The Internet should not be used to post, distribute, participate in or exchange offensive jokes, chain letters, pyramid schemes or other similar matter.  Some specific examples of prohibited uses include but are not limited to:

•	Sending confidential or copyrighted materials without prior authorization.
•	Soliciting personal business opportunities, or personal advertising.
•	Gambling of any kind.
•
Day trading, or otherwise purchasing or selling stocks, bonds or other securities or transmitting, retrieving, downloading or storing messages or images related to the purchase or sale of stocks, bonds or other securities.

BLOGS AND ON-LINE DISCUSSIONS

Personal Blog Guidelines

Autobytel Personal Blog Guidelines have been developed for employees who maintain personal blogs that contain postings about Autobytel’s business, products, or fellow employees and the work that they do. They are also applicable to employees who post about the Company on the blogs of others or during employees’ participation in on-line forums (such as chat rooms, message boards, and discussion groups).  The guidelines outline the legal implications of blogging about the Company and discussing the Company in on-line forums and also include recommended practices to consider when posting about Autobytel.  We encourage employees who want to blog or participate in on-line forums to think carefully about what they intend to publish.  You should avoid comments about managers or co-workers that are disrespectful, critical, or could be construed as harassing or discriminatory in nature.  Verify your facts before you publish.  You should not discuss the Company’s customers or vendors without their explicit prior approval (and you should work through your supervisor to obtain such approval if necessary).  If your blog or post concerns the Company or your job, you should prominently display a disclaimer stating that you are expressing only personal opinions that are not endorsed by and do not represent the opinion or viewpoints of the Company.

Legal Liability

You are legally responsible for anything you post on your blog. Individual bloggers can be held personally responsible for any commentary deemed to be defamatory, obscene, proprietary, or libelous whether they pertain to Autobytel, its employees, or other people. For those reasons, bloggers should exercise caution with regard to exaggeration, colorful language, guesswork, obscenity, copyrighted materials, legal conclusions, and derogatory remarks or characterizations.  In short, when you blog on your blog or the blog of others or participate in on-line forums, you post at your own risk!  Outside parties can pursue legal actions against you for your postings.

Company Privileged Information

Remember that blogs and other media may be public and accessible to third parties, including the Company’s competitors, vendors and customers.  Any and all confidential, proprietary, trade secret information or material non-public information about the Company as outlined in the Confidential and Proprietary Information and Inventions Agreement or its personnel is off-limits and cannot be published.  In addition, Autobytel logo and trademarks cannot be used, and you may not publish Autobytel policies, strategies, or any non-pubic financial information, product offerings, or similarly private information.

Press Inquiries

Blog postings may generate media coverage. If a member of the media contacts you about an Autobytel related blog posting or requests Autobytel information of any kind, please refer the matter to the Corporate Public Relations Department.

Please remember that the Company may monitor blogs or Company-related chat rooms or discussion groups.  If you fail to abide by the above guidelines or the Company’s policies, you may be subject to legal or disciplinary action by the Company or others.  If you have any questions or concerns about this policy, please contact the Human Resources Department.

INSTANT MESSAGES

The Company e-mail systems are the preferred method of business communication because they comply with our needs for record keeping. Not all of the instant messaging systems are tracked and documented as required by SOX for business communications. Therefore, if you are giving directions, directing activities, communicating changes to business processes or any other actions that have a business impact, please use the e-mail system so that we have appropriate records retention and audit trails.

Violation of this policy may result in disciplinary action, up to and including termination of employment.  Please contact the Human Resources Department with any questions regarding this policy.

USER FILE STORAGE

Our “Path to Profitability” includes controlling our infrastructure costs by managing our resources effectively.  As our online file space grows, so does the cost of storing, maintaining, and backing up all of this data.  The Company is always looking for ways to be more efficient with resources, but we will need your help and cooperation to be successful! The following plan outlines our approach to manage e-mail resources, but the same philosophy applies to all online file storage.

•	All users have an allocated amount of storage on the e-mail servers.
•	All users have an allocated amount of storage on the file server for business related material (home directory).
•	Any accounts using more than their allotted space will be restricted immediately.
•	Personal picture and music files must not be placed on the system.
•	Users may contact the Service Desk for assistance with setting up storage options such as archiving .pst files and other business required data.
•
Users are prohibited from storing any copyrighted, patented, or non-business files on their local PC or home directory. This includes, but is not limited to, MP3 files, movies, sound clips, and pictures.

•	Non-secure files relating to job function and needing to be shared should be placed in an appropriate department or public folder.
•	Storing consumer or customer information on local PCs or backup media that is not in accordance with IT Policies or Procedures is strictly prohibited.
•	When any assistance is needed please email “HelpMe@Autobytel.com” and the Service Desk will assist you.

Keep in mind that there is no personal or private use of computer equipment in the work environment. All computer resources are the property of the Company and may be monitored by authorized personnel at anytime.  Employees should have no expectation of privacy with respect to the Company’s computer systems.

PERSONAL TELEPHONE CALLS AND USE OF COMPANY SUPPLIES

We have a limited number of telephone lines at the Company, and it is essential that we keep those lines open for business calls.  Therefore, we ask our employees to refrain from making or receiving personal calls except, of course, in emergencies.

All employees are also asked to use their personal long distance calling card or personal credit card when making personal long distance calls.

Personal use of Company owned property, such as office supplies, postage, etc., are prohibited.  Use your common sense when using Company owned property.

Enforcement

Violations of this policy may result in disciplinary action, up to and including termination of employment.  Employees who damage the Company’s computer system through its unauthorized use may additionally be liable for the costs resulting from such damage.  Employees who misappropriate copyrighted or confidential and proprietary information, or who distribute harassing messages or information, also may be subject to criminal prosecution and/or substantial civil monetary damages.